EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Form S-1/A of our report dated April 28, 2010 with respect to the audited balance sheets of Alpha Music Mfg. Corp. (a development stage company) as of December 31, 2009 and 2008 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2009 and the period from June 24, 2008 (inception) through December 31, 2008 and 2009

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 28, 2010